SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
November 21, 2007

Best Care, Inc.
(Exact Name of Company as Specified in its Charter)

Nevada	333-139564	20-5659065
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

No. A156, Xi Guo Yuan, Yong Shun Village
Tongzhou District
Beijing, P.R. China
Address of principal executive offices

Company’s telephone number: 86-773-723 3098

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers, Election of Directors; Appointment of Principal Officers

On October 19, 2007, as previously announced and reported in the Company’s Report on Form 8-K, filed on October 23, 2007, the Company consummated a “Merger Transaction”, whereby BCAE Merger Sub, Inc. (“SUB”), a wholly owned subsidiary of the Company, merged with and into China Baolong Logistic Limited (“CBL”), pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of October 19, 2007, by and among the Company, SUB, CBL, and the shareholders of CBL, as more particularly described in the Company’s Report on Form 8-K, dated October 23, 2007.

As a result of the Merger Transaction, the Company believes that the appointment of a new management team would be beneficial to the Company and its shareholders.

Effective upon the close of business of November 21, 2007. Jing Jiang resigned from her position as Chief Executive Officer, Chief Financial Officer and Secretary of the Company. As Sole Director of the Company, Jing Jiang appointed Yu Zhang to the position of Chief Executive Officer, Xiangrong Xie to the position of Secretary, and Jianlun Jing to the position of Chief Financial Officer (the “New Officers”). Such appointments became effective upon the close of business of November 21, 2007.

On November 21, 2007 Jing Jiang tendered an undated resignation from the Board of Directors of the Company, and appointed Jingxue Sun (Chairman), and Xinghua Li to the Board of Directors of the Company, effective 10 days after the Company has both (1) filed an information statement on Schedule 14F-1 (the "Information Statement") with the Securities and Exchange Commission (the "SEC") and (2) delivered the Information Statement to the Corporation's stockholders.

Resignation of Jing Jiang

On November 21, 2007 Jing Jiang resigned all corporate offices and tendered an undated resignation as a Director of the Company. There was no disagreement between Ms. Jiang and the Company in any respects.

Appointment of Yu Zhang, Jianlun Jing and Xiangrong Xie as Officers

Yu Zhang (Chief Executive Officer)

Yu Zhang, 46, graduated from Beijing 171 Middle School, and joined Beijing Baolong Logistics Company Limited in 1996. Mr. Zhang is responsible for building relationships with upper-level decision makers, seizing control of critical problem areas, and delivering on customer commitments.

Mr. Zhang does not hold any other directorships with reporting companies in the United States. There are no family relationships between Mr. Zhang and the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Zhang (or any member of his immediate family) had or is to have a direct or indirect material interest. There are no employment agreements between the Company and Mr. Zhang.

Jianlun Jing (Chief Financial Officer)

Jianlun Jing, 47, graduated from Jilin Railway Transportation Economics College in 1980. Mr. Jing joined Beijing Baolong Logistics Company Limited in 2002.

Mr. Jing does not hold any other directorships with reporting companies in the United States. There are no family relationships between Mr. Jing and the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Jing (or any member of his immediate family) had or is to have a direct or indirect material interest. There are no employment agreements between the Company and Mr. Jing.

Xiangrong Xie (Secretary)

Xiangrong Xie, 26, graduated from the Economics College of Shijiazhuang. Ms. Xie worked in the Human Resources Department of TCL Group since 2003, and joined Beijing Baolong Logistics Company in 2006.

Ms. Xie does not hold any other directorships with reporting companies in the United States. There are no family relationships between Ms. Xie and the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Ms. Xie (or any member of his immediate family) had or is to have a direct or indirect material interest. There are no employment agreements between the Company and Ms. Xie.

Appointments of Jingxue Sun and Xinghua Li as Directors

Jingxue Sun (Chairman/ Board of Director)

Jingxue Sun, 43, Chairman and General Manager of Beijing Baolong Logistics Company Limited, the vice president of Tongzhou District Logistics Association. Mr. Sun founded Beijing Baolong Logistics Company in 1996. Mr. Sun is an accomplished logistics professional with eleven years experience in manufacturing environments, and has valuable combination of logistics problem solving ability and management skills.

Mr. Sun does not hold any other directorships with reporting companies in the United States. There are no family relationships between Mr. Sun and the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Sun (or any member of his immediate family) had or is to have a direct or indirect material interest. There are no employment agreements between the Company and Mr. Sun.

Xinghua Li (Director)

Xinghua Li, 43, has worked at the Public Relations Management Institute at Beijing University for more than five years and he has been engaged in the logistics industry for 20 years.

Mr. Li does not hold any other directorships with reporting companies in the United States. There are no family relationships between Mr. Li and the directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers. During the last two years, there have been no transactions, or proposed transactions, to which the Company was or is to be a party, in which Mr. Li (or any member of his immediate family) had or is to have a direct or indirect material interest. There are no employment agreements between the Company and Mr. Li.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2007

Best Care, Inc.

By:	/s/ Yu Zhang
Name: Yu Zhang
Title: Chief Executive Officer